                          Notice of
                          Annual Meeting
                          of Shareholders
                          To Be Held
                          On May 27, 1994
                          -----------------------------------------------
                          Proxy Statement

FAY'S INCORPORATED
7245 HENRY CLAY BOULEVARD
LIVERPOOL, NEW YORK 13088
- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 27, 1994
- --------------------------------------------------------------------------------

To the Shareholders of FAY'S INCORPORATED:

NOTICE  IS  HEREBY  GIVEN  that  the Annual  Meeting  of  Shareholders  of Fay's
Incorporated, a New York corporation (the "Company"), will be held at the Syracuse Marriott, 6302 Carrier Parkway, Thruway Exit 35, East Syracuse, New York at 10:00 a.m., Friday, May 27, 1994, for the following purposes:

    1.  To elect three Class III directors for a term of three years.

    2. To ratify the appointment by the Board of Directors of Deloitte & Touche to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 28, 1995.

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only holders of record of the Company's Common Shares as of the close of business on April 8, 1994 are entitled to notice of and to vote at the Annual Meeting.

A Proxy Statement and form of proxy are furnished herewith.

Please sign and date the enclosed proxy and return it in the enclosed self-addressed, postage-paid envelope. Prompt response by shareholders will reduce the time and expense of solicitation. The proxy is revocable at any time before it is voted by delivery of a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                                          By Order of the Board of Directors

                                          WARREN D. WOLFSON
                                          Senior Vice President and Secretary

Liverpool, New York
April 27, 1994

FAY'S INCORPORATED/7245 HENRY CLAY BOULEVARD
LIVERPOOL, NEW YORK 13088

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 27, 1994

    This Proxy Statement is furnished to the shareholders of Fay's Incorporated (the "Company") in connection with the solicitation on behalf of the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held at 10:00 a.m. Friday, May 27, 1994 at the Syracuse Marriott, 6302 Carrier Parkway, Thruway Exit 35, East Syracuse, New York and any adjournment or adjournments thereof. The Proxy Statement and form of proxy are being mailed on or about April 27, 1994 to shareholders of record on April 8, 1994.

    The cost of soliciting proxies in the form enclosed will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company personally or by telephone, for which they will receive no additional compensation. The Company may reimburse brokers and others for reasonable expenses incurred by them in obtaining voting instructions from beneficial owners of Common Shares held of record by such brokers and other persons.

    Proxies in the form enclosed, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If proxies which are signed and returned do not specify a vote on any proposal, such proxies will be voted FOR the election of nominees for directors named herein, and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 28, 1995. All proxies delivered pursuant to this solicitation are revocable at the option of the person issuing same at any time prior to the voting thereof. To accomplish revocation, written notice or a substitute proxy must be received by the Secretary prior to the date of the Meeting at the Company's executive office, 7245 Henry Clay Boulevard, Liverpool, New York 13088. Proxies may also be revoked by a vote cast in person at the Annual Meeting. Attendance at the Meeting will not, in itself, constitute revocation of the proxy.

    The Annual Report of the Company for the fiscal year ended January 29, 1994 is being sent to shareholders together with this Proxy Statement.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Only holders of record of the Company's $.10 par value common stock ("Common Shares") as of the close of business on April 8, 1994 are entitled to notice of and to vote at the Annual Meeting. On that date there were 20,269,946 Common Shares issued and outstanding, each share entitled to one vote.

    The election of each nominee for director requires a plurality of the votes cast. An affirmative vote of the majority of the votes cast is required for approval of all other matters submitted to the shareholders. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate and will have no effect on the outcome of the vote. Proxy ballots are received and tabulated by the Company's transfer agent and certified by the inspectors of election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    To the knowledge of the Company, as of March 25, 1994, the following named persons beneficially owned more than 5 percent of the Company's issued and outstanding Common Shares.

                                   AMOUNT AND NATURE
NAME AND ADDRESS                     OF BENEFICIAL       PERCENT
OF BENEFICIAL OWNER                    OWNERSHIP         OF CLASS
- --------------------------------  -------------------  ------------
Henry A. Panasci, Jr.                5,646,003(a)(b)         27.8%
7245 Henry Clay Boulevard
Liverpool, New York 13088
Estate of Henry Panasci              1,117,175(b)             5.5%
3000 Howlett Hill Road
Camillus, New York 13031

(a) Includes 1,117,175 shares held as co-executor under the Will of Henry Panasci being the same shares shown as beneficially owned by the Estate of Henry Panasci. Also includes 1,646,175 shares held as trustee in trust for the benefit of Mr. Panasci's children and sister, 54,691 shares held as trustee in trust for the benefit of an unrelated party and currently exercisable options to purchase 19,000 shares.
(b) Henry A. Panasci, Jr. possesses sole voting and sole investment power with respect to all shares indicated as beneficially owned, except for 1,117,175 shares beneficially owned by the Estate of Henry Panasci over which Mr. Panasci shares voting and investment power with David H. Panasci (an officer and director of the Company and Mr. Panasci's son) and Beth Leventhal (Mr. Panasci's daughter), and 54,691 shares held in trust as trustee for the benefit of an unrelated party over which Mr. Panasci shares voting and investment power.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning Common Shares beneficially owned as of March 25, 1994 by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                AMOUNT AND NATURE
NAME AND ADDRESS                                  OF BENEFICIAL     PERCENT
OF BENEFICIAL OWNER                               OWNERSHIP (A)     OF CLASS
- ---------------------------------------------   -----------------   --------
Robert H. Altman                                        13,202(b)        .1%
Robert J. Bennett                                        2,000         *
John D. Burke                                           31,632           .2%
John A. Kogut                                           60,113           .3%
Tarky Lombardi, Jr.                                     24,159(c)        .1%
Hyman M. Miller                                         95,033(d)        .5%
Gary L. Moreau                                           2,500         *
David H. Panasci                                     1,488,330(e)       7.3%
Henry A. Panasci, Jr.                                5,646,003(f)      27.8%
James F. Poole, Jr.                                     38,508           .2%
John Saril                                              33,375(g)        .2%
Warren D. Wolfson                                       41,310           .2%
Directors and executive officers as a group          6,388,847(h)      31.2%

 *   Less than .1% of the Common Shares outstanding
(a) The number of Common Shares shown in the table includes currently exercisable options to purchase: 35,839 shares held by Mr. Kogut; 35,839 shares held by Mr. D. Panasci; 19,000 shares held by Mr. H. Panasci; 32,814 shares held by Mr. Poole; 22,064 shares held by Mr. Wolfson; 6,750 shares held by each of Messrs. Altman, Burke, Lombardi, Miller, and Saril; and 1,500 shares held by each of Messrs. Bennett and Moreau.

(b) Includes 3,106 shares held in trust by Mr. Altman's wife for the benefit of their children. Mr. Altman disclaims any beneficial interest in such shares.
(c) Includes 6,044 shares owned by Mr. Lombardi's wife, 753 shares held in trust by Mr. Lombardi for the benefit of his children, and 3,541 shares held as trustee for the benefit of his mother under his father's Will. Mr.
     Lombardi disclaims any beneficial interest in the shares owned by his wife.
(d) Includes 57,012 shares owned by Mr. Miller's wife. Mr. Miller disclaims any beneficial interest in such shares.
(e)  Includes  1,117,715  shares held  as co-executor  under  the Will  of Henry
     Panasci. Also  includes  4,936 shares  owned  by Mr.  Panasci's  wife.  Mr.
     Panasci disclaims any beneficial interest in such shares.
(f)  Includes  1,117,715  shares held  as co-executor  under  the Will  of Henry
     Panasci. Also includes 1,646,176 shares held in trust for the benefit of Mr. Panasci's children and sister, and 54,691 shares held in trust for the benefit of an unrelated party.
(g)  Includes 3,250 shares held  as trustee under trust  for the benefit of  Mr.
     Saril's grandson. Mr. Saril disclaims any beneficial interest in such shares.
(h) Includes currently exercisable options to purchase 217,392 shares and 1,117,715 shares beneficially owned by the Estate of Henry Panasci.

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

    The Certificate of Incorporation of the Company provides for a Board of Directors consisting of not less than 9 nor more than 18 members, the exact number to be determined prior to each Annual Meeting of Shareholders by a majority of the directors then in office. The Certificate of Incorporation also divides directors into three classes consisting of no less than three directors per class, with the number of members comprising each class as equal as possible to the number of members in each other class. The terms of office of each class expire at Annual Meetings of Shareholders in each of the succeeding three years.

    The Board of Directors has fixed the number of directors at 13, three members whose terms expire at the forthcoming Annual Meeting; four members whose terms expire in 1995; four members whose terms expire in 1996; and two vacancies. The vacancies which exist on the Board of Directors allow the Board to fill such vacancies between Annual Meetings of Shareholders. The term of office of any director elected by the Board to fill a vacancy expires on the date of the subsequent Annual Meeting of Shareholders. Proxies cannot be voted for a greater number of persons than the number of nominees named.

    At this Meeting, three Class III directors will be elected to serve until the 1997 Annual Meeting, or until their successors are duly elected and qualified. All nominees are presently members of the Board of Directors and all were last elected as directors by shareholders at the Annual Meeting held on May 21, 1991.

    The persons named in the proxy card as proxies intend to nominate and vote for the election of Tarky Lombardi, Jr., Hyman M. Miller, and Warren D. Wolfson as directors. Unless authority is withheld in the space provided on the enclosed proxy card, the proxy will be voted for such nominees. In the event that one or more of the nominees is unable to serve as a director by reason of any unforeseen circumstance, it is intended that the proxies solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors. Proxies may not be voted for the election to the Board of Directors of a greater number of persons than the number of nominees named.

                                     POSITIONS WITH COMPANY,
                                     BUSINESS EXPERIENCE, AND                          DIRECTOR
NAME                                   OTHER DIRECTORSHIPS                   AGE         SINCE
- -------------------------------------------------------------------------------------------------
              CLASS III -- TO BE ELECTED FOR A TERM OF THREE YEARS
                           UNTIL THE 1997 ANNUAL MEETING
Tarky Lombardi, Jr.        Partner in the law firm of Devorsetz,                 64         1971
 (a)(c)(e)                 Stinziano, Gilberti, Heintz & Smith;
                           Director and Treasurer of Syracuse Tank &
                           Manufacturing Co., Inc. (manufacturer of
                           tanks, pipes and culverts); former New York
                           State Senator.
Hyman M. Miller (a)(c)     Private investor; Trustee of State of New             71         1967
                           York Power Authority; retired New York State
                           Assemblyman; founder and former officer of
                           The Miller Agency of New York, Inc.
Warren D. Wolfson          Senior Vice President, General Counsel and            45         1987
                           Secretary of the Company; former Vice
                           President, General Counsel and Secretary of
                           the Company.
                               CLASS I -- TERM EXPIRES AT THE 1995 ANNUAL MEETING
Robert J. Bennett (b)(c)   Chairman of the Board, President and Chief            52         1992
                           Executive Officer of ONBANCorp, Inc., OnBank
                           & Trust Co. and OnBank; Director of
                           ONBANCorp, Inc., OnBank & Trust Co. and
                           OnBank; former President and Chief Operating
                           Officer of ONBANCorp., Inc. and OnBank.
John D. Burke (a)(b)       Shareholder in the accounting firm of                 70         1970
                           Dermody, Burke & Brown CPAs, P.C.
John A. Kogut (c)          President of the Fay's Drug Store Division            51         1987
                           of the Company; former Senior Vice
                           President-Operations of the Company.
Henry A. Panasci, Jr. (d)  Chairman of the Board and Chief Executive             65         1966
                           Officer of the Company; Director of Niagara
                           Mohawk Power Corporation.
                              CLASS II -- TERM EXPIRES AT THE 1996 ANNUAL MEETING
Robert H. Altman           Member of the law firm of Holtzmann, Wise &           49         1984
 (a)(b)(e)                 Shepard; former member of the law firm of
                           Bangser, Klein & Rocca.
Gary L. Moreau (b)         President and Chief Operating Officer of              39         1992
                           Oneida Ltd. (a manufacturer and marketer of
                           tableware and industrial wire products);
                           Director of Oneida Ltd.; formerly President
                           of the Oneida Silversmiths Division of
                           Oneida Ltd.

                                     POSITIONS WITH COMPANY,
                                     BUSINESS EXPERIENCE, AND                          DIRECTOR
NAME                                   OTHER DIRECTORSHIPS                   AGE         SINCE
- -------------------------------------------------------------------------------------------------
David H. Panasci (d)       President and Chief Operating Officer of the          35         1984
                           Company; former Executive Vice President of
                           the Company; former President of The Paper
                           Cutter Division of the Company; former Vice
                           President-Corporate Development of the
                           Company.
John Saril (b)             Private investor                                      65         1978

(a)  Member of the Compensation Committee.
(b)  Member of the Audit Committee.
(c)  Member of the Nominating Committee.
(d) Henry A. Panasci, Jr. is the father of David H. Panasci, an officer and director of the Company.
(e) See "Compensation Committee Interlocks and Insider Participation" and "Certain Business Relationships" on page 13 of this Proxy Statement.

                        CORPORATE GOVERNANCE INFORMATION

    The Board of Directors of the Company held six regularly scheduled meetings during the fiscal year ended January 29, 1994. The Board of Directors has standing Audit, Compensation and Nominating Committees. Members of each such Committee are identified in the table listing nominees for election of directors and directors whose terms continue.

    The Compensation Committee held five meetings during the fiscal year ended January 29, 1994. The Compensation Committee is authorized to review and set the compensation (including salary and bonus) of officers of the Company. The Compensation Committee is also empowered to grant stock options to officers of the Company and to set exercise prices and dates of exercisability in respect thereof.

    The Audit Committee held three meetings during the fiscal year ended January 29, 1994. The Audit Committee reviews the work and procedures of the Company's independent certified public accountants, Deloitte & Touche; the recommendations of such accountants; the action taken or contemplated by Management on such recommendations; and the scope of the audit work performed by Deloitte & Touche. The Audit Committee also reviews the work, policies and procedures of the Company's Internal Audit Department.

    The Nominating Committee held one meeting during the fiscal year ended January 29, 1994. The Nominating Committee nominates corporate officers and directors and proposes candidates to fill vacancies on the Board of Directors. The Nominating Committee does not have the authority to consider nominations to the Board of Directors made or recommended by shareholders. Such nominations are considered by the full Board of Directors.

    During the fiscal year ended January 29, 1994, no incumbent director attended fewer than 75 percent of the aggregate total number of meetings of the Board of Directors and the number of meetings of the committees of which the director was a member. All committees report the activities and actions taken by them to the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following Summary Compensation Table shows, for the fiscal years ended January 25, 1992 (52 weeks), January 30, 1993 (53 weeks), and January 29, 1994 (52 weeks), compensation paid by the Company to the five highest compensated executive officers of the Company in all capacities in which they served.
                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                     COMPENSATION (4)
                                                                                     ----------------
                                                                                        SECURITIES
                                                       ANNUAL COMPENSATION              UNDERLYING
             NAME AND                  YEAR    ------------------------------------       OPTION            ALL OTHER
        PRINCIPAL POSITION            ENDED    SALARY ($)   BONUS ($)  OTHER ($)(3)   AWARDS (#)(4)    COMPENSATION ($)(5)
- -----------------------------------  --------  ----------   ---------  ------------  ----------------  -------------------
Henry A. Panasci, Jr.                01/29/94  357,578        80,000             0          10,000              1,669
Chairman of the Board and            01/30/93  350,730(2)     80,000             0           3,125              2,072
Chief Executive Officer (1)          01/25/92  332,523        10,000             0          12,500              1,748
David H. Panasci                     01/29/94  189,344        30,000         2,317          10,000              1,561
President and Chief                  01/30/93  137,918(2)     30,000           909           3,125              1,309
Operating Officer (1)                01/25/92  127,731        10,000             0          12,500              1,201
John A. Kogut                        01/29/94  164,876        45,000         3,763          10,000              3,085
President -- Fay's Drug              01/30/93  161,509(2)     45,000        19,662           3,125              3,236
Store Division                       01/25/92  152,654        10,000             0          12,500              3,344
Warren D. Wolfson                    01/29/94  152,963        35,000         6,955          10,000              2,834
Senior Vice President, General       01/30/93  149,884(2)     35,000             0           3,125              2,897
Counsel and Secretary                01/25/92  141,123        10,000        33,379          12,500              3,006
James F. Poole, Jr.                  01/29/94  128,097        25,000             0          10,000              1,094
Vice President -- Finance and Chief  01/30/93  120,518(2)     25,000             0           3,125              1,158
Financial Officer                    01/25/92  110,731        10,000             0          12,500              1,098

(1) Between August 7, 1992, and March 26, 1993, Henry A. Panasci, Jr. also served as the Company's President and Chief Operating Officer. Prior to July 24, 1992, David H. Panasci served as President -- The Paper Cutter Division of the Company. Between July 24, 1992 and March 25, 1993 David H. Panasci served as the Company's Executive Vice President. On March 26, 1993, David H. Panasci was elected President and Chief Operating Officer of the Company.
(2) The fiscal year ended January 30, 1993 was comprised of 53 weeks, as compared to 52 weeks for the years ended January 25, 1992 and January 29, 1994. Had the fiscal year ended January 30, 1993 been comprised of 52 weeks, the salaries of Messrs. H. Panasci, D. Panasci, Kogut, Wolfson and Poole, for such period would have been $344,076, $135,257, $158,442, $147,038, and $118,230, respectively.
(3) Amounts reported represent the dollar value of the difference between the price paid for the Company's Common Shares upon the exercise of stock options under the Company's 1982 Stock Option Plan and the fair market value of such Common Shares at the date of exercise.
(4) Other than stock options granted under the Company's 1982 Stock Option Plan, during the period covered, the Company did not make any awards or payouts of long-term compensation and does not maintain plans that make awards or payouts of restricted stock, stock appreciation rights or long-term incentive compensation. Amounts reported represent stock options granted pursuant to the Company's 1982 Stock Option Plan and have been adjusted to reflect a 5 for 4 stock split distributed on June 19, 1992.
(5) For the year ended January 29, 1994, includes (i) Company contributions to the Company's Profit Sharing Plan (Mr. H. Panasci $1,669; Mr. D. Panasci $1,561; Mr. Kogut $1,530; Mr. Wolfson $1,397; and Mr. Poole $1,094) and
     (ii) the dollar value of split dollar life insurance premiums (Mr. Kogut $1,555 and Mr. Wolfson $1,437).

STOCK OPTIONS

    The following table contains information concerning the grant of stock options during the fiscal year ended January 29, 1994 under the Companys 1982 Stock Option Plan to the five highest compensated executive officers of the Company.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                  INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                          -----------------------------------------------------------------   VALUE AT ASSUMED RATES
                           NUMBER OF                                                              OF STOCK PRICE
                          SECURITIES                                                         APPRECIATION FOR OPTION
                          UNDERLYING    PERCENT OF TOTAL OPTIONS     EXERCISE                        TERM (3)
                            OPTIONS       GRANTED TO EMPLOYEES         PRICE     EXPIRATION  ------------------------
NAME                      GRANTED (1)        IN FISCAL YEAR           ($/SH.)     DATE (2)     5% ($)       10% ($)
- ------------------------  -----------  ---------------------------  -----------  ----------  -----------  -----------
Henry A. Panasci, Jr.         10,000                 2.5%                 7.25    03/22/03       45,600      115,500
David H. Panasci              10,000                 2.5%                 7.25    03/22/03       45,600      115,500
John A. Kogut                 10,000                 2.5%                 7.25    03/22/03       45,600      115,500
Warren D. Wolfson             10,000                 2.5%                 7.25    03/22/03       45,600      115,500
James F. Poole, Jr.           10,000                 2.5%                 7.25    03/22/03       45,600      115,500

(1) During the last fiscal year, the Company did not grant any stock appreciation rights and does not maintain a plan under which stock appreciation rights may be granted. Options granted under the Company's 1982 Stock Option Plan (the "Plan") may be incentive stock options, meeting the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The Plan is administered by the Stock Option-Stock Purchase Plan Committee of the Board of Directors. Option grants to officers of the Company are made by the Compensation Committee of the Board of Directors. All other option grants are made by the Stock Option-Stock Purchase Plan Committee. Directors who are not employees of the Company are not eligible to participate in the Plan. The exercise price for Common Shares purchased pursuant to exercise of options granted under the Plan is determined by the Committee granting the option, except that the exercise price of incentive stock options must be at least equal to the fair market value of a Common Share on the date such option is granted. The exercise price may be paid in cash or in Common Shares valued at fair market value on the date of exercise. Each option granted under the Plan may be exercised only on the dates provided for under the terms of the option, but not later than 10 years after the date of grant. Each option is non-transferable during the lifetime of the optionee. In the event of any split-up, combination of shares, stock dividend, merger, consolidation or recapitalization, the number of Common Shares available for issuance and the number and option price of Common Shares subject to outstanding options are proportionately adjusted as determined by the Stock Option-Stock Purchase Plan Committee.
(2) The options become exercisable as follows: 20% on July 1, 1993; 20% on January 1, 1994; 20% on July 1, 1994; 20% on January 1, 1995; and 20% on
     July 1, 1995.
(3) Potential realizable value is based on an assumption that the price of the Company's Common Shares appreciate at 5% and 10% annually (compounded) from the date of grant until the end of the 10 year option term. These calculations are based on requirements promulgated by the Securities Exchange Commission and are not intended to forecast possible future appreciation of the stock price.

    The following table contains information with respect to the five highest compensated executive officers of the Company concerning the exercise of options during the fiscal year ended January 29, 1994 and unexercised options held as of the end of the fiscal year.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES (1)

                                                                             NUMBER OF
                                                                             SECURITIES        VALUE OF UNEXERCISED
                                                                             UNDERLYING        IN-THE-MONEY OPTIONS
                                                                       UNEXERCISED OPTIONS AT        AT FISCAL
                                                                       FISCAL YEAR-END(#)(1)      YEAR-END($)(2)
                                                                       ----------------------  ---------------------
                                  SHARES ACQUIRED                           EXERCISABLE/           EXERCISABLE/
NAME                              ON EXERCISE(#)    VALUE REALIZED($)      UNEXERCISABLE           UNEXERCISABLE
- -------------------------------  -----------------  -----------------  ----------------------  ---------------------
Henry A. Panasci, Jr.                        0                  0         19,000/6,625             4,563/0
David H. Panasci                           756              2,317         35,839/6,625            29,909/0
John A. Kogut                            1,135              3,763         35,839/6,625            29,909/0
Warren D. Wolfson                        2,269              6,955         22,064/6,625             6,799/0
James F. Poole, Jr.                          0                  0         32,814/6,625            22,830/0

(1) During the last fiscal year, the Company did not grant any stock appreciation rights and does not maintain a plan under which stock appreciation rights may be granted.
(2) Value of unexercised options is (i) the fair market value of a Common Share at January 29, 1994 ($7.13 per share) less the exercise price times (ii) the number of Common Shares subject to options.

PENSION PLAN

    The Company maintains a defined benefit pension plan which covers substantially all full-time employees who have attained age 21 and have completed one year of service. Annual retirement benefits under the Plan are computed on a career average pay basis. The career average pay formula is the sum of a one-time past-service benefit and annual benefit accruals. The past-service benefit is calculated by multiplying 1 percent of a participants 1980 earnings by the number of years the participant had been continuously employed by the Company prior to January 1, 1981, less the participant's initial year of service and any service prior to the participant attaining age 25. Annual benefit accruals are calculated by multiplying .75 percent of a participant's annual earnings, up to an amount equal to that year's "covered compensation," plus 1.25 percent of the participant's annual earnings in excess of covered compensation. Covered compensation is equal to the average of the Social Security wage base over the preceding 35 years. For 1993 such amount was $22,716. The maximum amount of compensation taken into account under the Plan for the year 1993 was limited by law to $235,840. The estimated annual benefits payable upon retirement at the normal retirement age of 65 for Messrs. H. Panasci, D. Panasci, Kogut, Wolfson, and Poole are $74,694, $62,470, $57,466, $55,609 and $55,630, respectively. Amounts shown are straight life annuity amounts, notwithstanding the availability of joint survivorship payment options.

EMPLOYMENT AGREEMENTS

    On October 1, 1993, the Board of Directors approved entering into employment agreements with Messrs. D. Panasci, Kogut, Wolfson, Poole, and two other executive officers of the Company not named in the Summary Compensation Table. Subject to the rights of the Board of Directors to terminate the agreements at any time, the present term of each agreement expires on September 30, 1995. The agreements provide that, in the event the employment of an executive officer is terminated by the Company without Cause or by the executive officer for Good Reason (as such terms are defined in the agreements), he will be entitled to severance compensation and the continuation of certain employee welfare benefits. In the event such termination occurs prior to a Change in Control (as defined in the agreements), the executive officer shall be entitled to receive severance compensation (paid in installments over one year) in an amount equal to the executive officers base annual salary at the time of termination of employment, plus an amount equal to the greater of (i) the executive officer's most recent annual bonus award, or (ii) the executive officer's average annual bonus award for the two most recent years. In the event such termination occurs following a Change in Control, the executive officer shall be entitled to receive severance compensation (paid in installments over two years) in an amount equal to two times the executive officer's annual salary at the time of termination of employment, plus an amount equal to the greater of (i) two times the executive officer's most recent annual bonus award, or (ii) two times the executive officer's average annual bonus award for the three most recent years.

    The employment agreements also provide for the extension of employee welfare benefits for the period of one year in the event the executive officer's termination of employment occurs prior to a Change in Control and for a period of two years in the event such termination occurs following a Change in Control. Also, following a Change in Control, in the event employment of an executive officer is terminated by the Company without Cause or by the executive officer for Good Reason, he will be entitled to receive, in a lump sum, an amount equal to the aggregate difference between the exercise prices of any options held by the executive officer to purchase shares of the Company's common stock and the Fair Market Value (as defined in the agreements) of such shares. The employment agreements further provide that termination of employment by an executive officer for Good Reason following a Change in Control will become effective no earlier than six months following a Change in Control. The employment agreements also restrict the use of the Company's confidential information and the ability of the executive officer to compete with the Company prior to a Change in Control. The terms of the agreements prohibit payment or distribution of any amount that would be non-deductible by the Company for Federal income tax purposes pursuant to Section 280G of the Internal Revenue Code.

                           COMPENSATION OF DIRECTORS

    Directors who are Company employees do not receive any additional compensation for serving as directors. Directors who are not employees of the Company are paid directors fees of $2,000 per quarter, $750 for each Board of Directors meeting attended and $500 for each committee meeting attended. The presiding chairperson of each committee receives $750 for each committee meeting attended. Pursuant to the Company's 1990 Stock Option Plan for Non-Employee Directors, each director who is not an employee of the Company is automatically granted an option to purchase 1,500 Common Shares on July 1 of each year at an exercise price equal to the fair market value of the Common Shares on the date of grant. Such options become exercisable in full on December 1 of the year in which the option is granted, and expire ten years from the date of grant. During the fiscal year ended January 29, 1994, each non-employee director was automatically granted an option to purchase 1,500 Common Shares at an exercise price of $6.50 per share.

    The Company's Retirement Plan for Non-Employee Directors provides retirement benefits to any director who has not been an employee of the Company at any time during the five year period immediately preceding the date of retirement. Under the Plan, an eligible director who retires from the Board of Directors following attainment of age 65, and who has served as a director for 10 or more years, its entitled to receive, during such director's lifetime, an annual retirement benefit equal to the annual retainer paid by the Company to non-employee members of the Board in effect on the date that the director retires from the Board (currently $8,000). Eligible directors who retire from the Board of Directors following attainment of age 60, having served at least five years on the Board, are entitled to receive a reduced retirement benefit until the earlier of (i) the death of the director, or (ii) the number of years such director served on the Board.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    Decisions regarding compensation for executive officers of the Company are the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is a non-employee director of the Company. The Committee sets annual salaries and bonuses for each executive officer. In addition, pursuant to the Company's 1982 Stock Option Plan, the Committee is empowered to grant stock options to executive officers and to set exercise prices and dates of exercisability in respect thereof. The Committee is also responsible for recommending to the Board of Directors incentive compensation and benefit programs for executive officers that achieve the Company's long-term objectives.

    Set forth below is a report of the Committee addressing the Committees compensation policies for executive officers and the Committees bases for the compensation reported during the Company's last fiscal year for the Company's Chief Executive Officer, Henry A. Panasci, Jr.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    PHILOSOPHY

    The Committee's compensation policies for executive officers are designed to provide competitive levels of compensation that are materially linked to the operating performance of the Company while recognizing individual initiative and achievement and providing incentives to encourage maximum short and long-term financial results for the benefit of the Company's shareholders.

    ANNUAL BASE SALARIES

    When setting annual base salaries for executive officers, the Committee gives recognition to the fact that the Company's ability to attract, retain and motivate qualified individuals depends on the payment of salaries competitive with those paid by comparable companies for similar positions. Accordingly, the Committee retains the Hay Management Group, a compensation consulting firm, for the purpose of evaluating the compensation levels of each of the executive offices and providing the Committee with nationwide, industry and regional compensation surveys for comparably rated positions. Adjustments to executive officer base salaries are made by the Committee in the event that an executive officer's salary falls both 20% below the median income levels reflected by industry-wide survey data and 20% below the median income levels reflected by regional survey data.

    The Committee has adopted a policy that grants an annual cost of living increase to the base salary of each executive officer. Increases in base salary in excess of a cost-of-living increase (not associated with adjustments made in connection with competitive pay practices) are granted only following years when both corporate and individual performance have met or exceeded expected results, in order to preserve internal pay equity or in connection with a significant change in an executive officer's responsiblilities. The criteria used to measure corporate and individual performance for base salary increases is the same criteria that was used by the Committee prior to the adoption of the Fay's Incorporated Key Management Incentive Plan when setting annual bonus payments (see below).

    BONUSES

    The Committee regards payment of annual bonuses to executive officers as instrumental to the achievement of the Committee's objective of linking executive compensation to corporate and individual performance. For the years covered by the Summary Compensation Table, the Committee considered certain corporate performance criteria when granting annual bonuses and salary increases. These criteria included: the growth in after-tax earnings per share; the rate of return on shareholders' equity; targeted versus actual operating profits; targeted versus actual revenue growth; the increase in the market value of the Company's stock; and industry peer group comparisons involving price/earnings ratios, price/ book value ratios, and operating profits as a percentage of sales. In addition, the Committee took into account the financial performance of the Company's four operating divisions when granting bonuses to the heads of each of the divisions. For the years covered by the Summary Compensation Table, the Committee also evaluated the personal performance of each executive officer when granting annual bonuses. Personal performance criteria considered by the Committee included each executive officer's: contribution to overall corporate performance; effectiveness in budget management; performance in assigned special projects; managerial ability; the quality of management development programs; and participation in industry, public and civic affairs.
The performance criteria were evaluated by the Committee with no fixed or specific mathematical weighting applied to each element of performance.

    On March 25, 1994, at the recommendation of the Committee, the Company's Board of Directors adopted the Fay's Incorporated Key Management Incentive Plan (the "Incentive Plan"), effective as of January 30, 1994. The Incentive Plan bases bonus awards to executive officers on achievement of targeted levels of sales and earnings. The Committee believes that these factors, over time, are the key contributors to the creation of shareholder value.

    Under the terms of the Incentive Plan, the Committee will establish, by March 30 of each fiscal year, targeted levels of sales and earnings for such fiscal year. Targeted sales are established by the Committee taking into account sales from comparable stores only. Targeted earnings are established by the Committee on a pre-tax basis, exclusive of extraordinary items, unusual items, deductions for retirement plan contributions and deductions for bonus compensation. The executive officers named in the Summary Compensation Table can earn a sales bonus amounting to 7.5% of their annual base salary should actual sales equal 100% of targeted sales and an earnings bonus amounting to 17.5% of their annual base salary should actual earnings equal 100% of targeted earnings. However, both sales bonuses and earnings bonuses are reduced in the event either actual sales fall short of targeted sales or actual earnings fall short of targeted earnings. No sales or earnings bonus is paid in the event that either actual sales are less than 95% of targeted sales or actual earnings are less than 90% of targeted earnings. Executive officers can earn additional bonuses up to a maximum of 75% of annual base salary should both actual sales and actual earnings exceed targeted sales and targeted earnings by 10%. In addition to sales and earnings bonuses, the Incentive Plan authorizes the Committee to grant discretionary bonuses to executive officers named in the Summary Compensation Table, not to exceed 5% of the executive officer's annual base salary. Sales and earnings bonuses awarded to the presidents of the Company's divisions are determined based 70% on the sales and earnings performance of their respective divisions and 30% on the sales and earnings performance of the Company. The Incentive Plan also limits the amount of bonuses payable under the Incentive Plan when aggregated with bonuses payable under any other incentive bonus plans maintained by the Company.

    STOCK OPTIONS

    Grants of stock options to executive officers under the Company's 1982 Stock Option Plan are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and assist in the retention of executive officers. The Company does not maintain plans under which stock appreciation rights or restricted stock can be awarded.

    It is the policy of the Committee not to grant stock options to executive officers at exercise prices less than the market value of a share of Common Stock on the date of grant. Generally, the stock options are exercisable in 20% increments every six months following the date of grant and expire ten years from the date of grant. The primary consideration of the Committee in determining the number of shares subject to each option grant is corporate performance. The criteria used to measure corporate performance is the same criteria that was used by the Committee prior to the adoption of the Fay's Incorporated Key Management Incentive Plan when setting annual bonus payments. The Committee intends to continue the Company's policy of granting equal option grants to executive officers based on an overall assessment of corporate performance.

    On March 25, 1994, the Compensation Committee granted to Henry A. Panasci, Jr. and the other six executive officers serving on the Company's senior management committee options to purchase 10,000 Common Shares at an exercise price equal to the fair market value of such Common Shares on the date of grant ($6.63 per share).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Based on the criteria outlined above, on March 25, 1994 the Compensation Committee awarded to Henry A. Panasci, Jr. a 3 1/2% cost of living salary increase effective March 28, 1994. Mr. Panasci was also granted a bonus of $80,000 in respect of the fiscal year ended January 29, 1994, being the same bonus awarded in respect of the fiscal year ended January 30, 1993. The amount of Mr. Panasci's fiscal 1994 bonus primarily reflected the fact that the Company's earnings, before taking into account unusual and extraordinary items, had increased 7.3% over fiscal 1993 net earnings, but such earnings had fallen short of budgeted levels. The Committee also considered the fact that the price of the Company's Common Shares had underperformed the market as a whole during fiscal 1994 and that industry peer group comparisons had been unfavorable for the year. The Committee also took into account the role of the Chief Executive Officer in the leadership transition that had taken place within the Company, his initiative in establishing the PostScript Mail Order Pharmacy Services Division and the disposition of underperforming retail locations.

RECENT TAX LAW CHANGES

    The Omnibus Budget and Reconciliation Act of 1993 resulted in the addition of Section 162(m) to the Internal Revenue Code. Beginning in 1994, Section
162(m) limits the federal income tax deduction to $1,000,000 per year for compensation paid to a company's chief executive officer and to its four other most highly compensated executive officers, unless such compensation meets the technical definition of "performance based compensation," as set forth in the Code. The Committee, when considering compensation levels and compensation programs, considers all relevant factors, including tax deductions that may result from such compensation or programs. Compensation paid to the Company's chief executive officer and to each of its four other most highly compensated executive officers has never exceeded $1,000,000 , and in 1994 is not expected to exceed $1,000,000. Accordingly, at this time the Committee has not recommended that any special action be taken or any of the Company's plans or programs be revised to ensure the deductibility of compensation pursuant to the provisions of Section 162(m).

                                          Submitted by the Compensation
                                          Committee of the Board of Directors

                                          Hyman M. Miller, Chairman
                                          Robert H. Altman
                                          John D. Burke
                                          Tarky Lombardi, Jr.

                               PERFORMANCE GRAPH
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   FOR THE FIVE YEARS ENDED JANUARY 29, 1994

                                     [GRAPHIC]

                           1/89  1/90  1/91  1/92  1/93  1/94
                           ----  ----  ----  ----  ----  ----
Fay's Incorporated          100    83    98   105    98    97
Media General Index         100   112   115   141   148   176
Composite Peer Group        100   107   131   166   173   173

    The graph above assumes a $100 investment on January 31, 1989, and reinvestment of all dividends in the Company's Common Shares, the Media General Index and a composite peer group consisting of the following companies: Arbor Drugs, Inc., Big B, Inc., Drug Emporium, Inc., F&M Distributors, Inc., Genovese Drug Stores, Inc., Hook SupeRX, Inc., Longs Drug Stores, Inc., Perry Drug Stores, Inc., Revco D.C., Inc., Rite Aid Corp. and Walgreen Company. The Media General Index is comprised of historical financial data of approximately 7,000 companies traded on major stock exchanges throughout the five year period.

                         CERTAIN BUSINESS RELATIONSHIPS

    During the fiscal year ended January 29, 1994, the law firm of which  Robert
H. Altman is a member rendered legal services to the Company. During the fiscal year ended January 29, 1994, the law firm of which Tarky Lombardi, Jr. is a member rendered legal services to the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Robert H. Altman, a member of the Compensation Committee of the Board of Directors, served as the Company's General Counsel and Secretary between 1976 and 1980. During the fiscal year ended January 29, 1994, the law firm of which Mr. Altman is a member rendered legal services to the Company. During the fiscal year ended January 29, 1994, the law firm of which Mr. Lombardi is a member rendered legal services to the Company.

                                  PROPOSAL 2.
                            INDEPENDENT ACCOUNTANTS

    The Board of Directors has engaged the firm of Deloitte & Touche, independent certified public accountants, to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 28, 1995. Deloitte & Touche has served as independent auditors of the Company for many years, and is considered by Management of the Company to be well-qualified. The Board of Directors requests that the engagement of Deloitte & Touche be ratified by the shareholders.

    The Company has been informed that a representative of Deloitte & Touche will be present at the Annual Meeting, will be available to respond to appropriate questions from shareholders in attendance and will be able to make a statement to the Meeting if such representative desires.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the Common Shares of the Company voting in person or by proxy is required for approval of this Proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF COMMON SHARES VOTE FOR APPROVAL OF THE FOREGOING PROPOSAL.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    The Company believes that for the fiscal year ended January 29, 1994, its officers and directors complied with all filing requirements under Section 16(a) of The Securities Exchange Act of 1934.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

    Any shareholder who desires to submit a proposal to be presented for vote of shareholders at the Company's 1995 Annual Meeting must submit the proposal in writing in time to be received by the Secretary of the Company at the Company's principal office by December 26, 1994 for inclusion in the Company's 1995 Proxy Statement and form of proxy relating to the Meeting. To be eligible for inclusion in the Company's 1995 Proxy Statement, the proposal must conform to the requirements of Regulation 14A promulgated under the Securities Exchange Act of 1934. Any shareholder who desires to make a nomination for director to be elected at the 1995 Annual Meeting must submit the nomination in writing to be received by the Secretary of the Company at the Company's principal office by December 26, 1994. Any nominations received by that date will be referred to and considered by the Board of Directors.

                                 OTHER MATTERS

    The foregoing is the only business of which Management is aware will be presented for action at the forthcoming Annual Meeting. If any other matters properly come before the Meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying proxy intend to vote that proxy to that extent in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          WARREN D. WOLFSON
                                          Senior Vice President and Secretary

Dated: April 27, 1994